Exhibit 21.2




                            UNIT PURCHASE AGREEMENT

         WHEREAS, Will Cowdell is the owner of Unit Certificate Number 1 representing 2,000,000 number of units of membership in that certain Florida limited liability company known as Choice Sanitation, L.L.C.; and

WHEREAS, Choice Waste System Holdings, Inc. desires to purchase said units of membership from Will Cowdell ; and

WHEREAS, Will Cowdell desires to sell said units of membership to Choice Waste System Holdings, Inc., in accordance with the terms and conditions as are more specifically set forth hereinbelow.

NOW THEREFORE, it is hereby agreed on this 27 day of November, 2002, by and between Will Cowdell, whose address is 163 Osprey Ridge, PSL, FL 34925, hereinafter referred to as "Seller" and Choice Waste System Holdings, Inc., whose address is 760 S.E. Port St. Lucie Boulevard, Port St. Lucie, FL 34984, hereinafter referred to as "Purchaser", for and in consideration of the sum of Ten ($10.00) dollars and the mutual covenants contained herein that:

1. Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to buy from Seller 2,000,000 number of units of membership in that certain Florida limited liability company known as Choice Sanitation, L.L.C., represented by Unit Certificate Number 1 .

2. Purchaser shall convey to Seller 2,000,000 shares of common stock of that certain corporation in good standing known as Choice Waste System Holdings, Inc., as full consideration for the acquisition of Seller's shares of stock.

3. Purchaser is fully informed as to the financial condition, assets, liabilities, contingent liabilities, and all other facts or factors that would have a material impact on a Purchaser making a determination to buy or a Seller making a determination to sell the units of membership that are the subject of this Agreement.

4. Seller shall execute the subject Unit Certificates in the appropriate location, appointing Rickey L Farrell, Attorney at Law, PA, as Seller's attorney-in-fact to effectuate the transfer. The Unit Certificates shall then be delivered to Rickey L. Farrell, Attorney at Law, P.A., to be conveyed to Buyer and the record of same included within the appropriate membership ledger and other records of the company.

5. Purchaser shall issue Seller the shares of stock in Choice Waste
System Holdings, Inc., as referenced in Paragraph 2 above, simultaneously with Seller's actions as required by Paragraph 4 above.

6. This transaction is not in violation of the Articles of Organization, Operating Agreements, or any other agreements, restrictions or limitations that may exist as to the subject membership units. Seller and Purchaser have obtained the consent of all other Members of the limited liability company for the contemplated transaction.

7. All transfer taxes, documentary stamps, sales tax and the like shall be the sole responsibility of the Purchaser.

8. This Agreement is made in St. Lucie County, Florida. The parties hereto hereby consent to venue and jurisdiction in the Courts of competent jurisdiction of St, Lucie County, Florida, for the resolution of all disputes arising hereunder.

9. In the event of any litigation to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys fees and costs.

10. Seller hereby warrants and represents that this Agreement and the sale of units contemplated herein is not a violation of Federal or State Blue Sky laws, securities regulations, the Florida Business Corporations Act, or any other applicable law, rule or regulation.

11. Seller hereby agrees to indemnify, defend, save and hold harmless Purchaser from any and all liability of any nature whatsoever arising out of the transaction contemplated and provided for in this Agreement.

12.   This transaction shall be closed on or before November 20,2002.

13. In the event of default, this Agreement shall be specifically enforceable by either party.

14. In the event a Court of competent jurisdiction determines any term or condition or terms and conditions of this Agreement to be illegal, invalid or otherwise unenforceable, the remaining terms and conditions shall be of full force and effect to carry out the apparent intent of the parties hereto.

15. This Agreement shall be binding on the parties, their heirs, successors and assigns.

16. This Agreement is entered into freely, voluntarily, knowingly and intentionally. Each party has had an opportunity to seek the advice of counsel and either has done so or waives such opportunity. No party has exercised any force, threats, coercion, intimidation or undue influence against the other to obtain their cooperation or execution with respect to this Agreement. All parties hereto are competent adults and fully understand the consequences of their actions and the contents of this Agreement.

17. This Agreement shall not be modified except by written instrument bearing the signatures of the parties hereto.

18. Purchaser intends to acquire all of the units of membership of Choice Sanitation. L.L.C, and shall continue to own said limited liability company as a wholly owned subsidiary of Purchaser.

19. Purchaser is acquiring all of the shares of stock of Choice
Sanitary Services of Florida. Inc., and T &W Lakeside, Inc., and all of the units of membership in American Waste, L.L.C., and Choice Sanitation, L.L.C. Upon the completion of such acquisition. Purchaser intends to issue an Initial Public Offering of its shares of stock through an appropriate stock exchange. Purchaser will comply with all applicable state and federal laws, rules and regulations with respect to same. Purchaser has retained competent, licensed and qualified investment bankers and underwriters to complete said Initial Public Offering. In the event there are any restrictions on the shares of stock conveyed to Seller pursuant to this Agreement, Purchaser will notify Seller of same as soon as practicable.

The foregoing terms and conditions constitute the entire
 Agreement by and between the parties hereto. Any representations not contained herein shall be of no force or effect and shall be null and void.

WHEREFORE, the parties hereto have hereunder set forth their hand and seals on the day and date first above-written.

  SELLER:                                            PURCHASER:
                                             Choice Waste System Holdings, Inc.
/s/ Will Cowdell                                   BY:  /s/ Will Cowdell
  ----------------                              ------------------------------
  Member                                           Willis Cowdell, President